UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2014 (October 30, 2014)

HCA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11239	27-3865930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Plaza, Nashville, Tennessee	37203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 344-9551

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 30, 2014, HCA Inc. (“HCA”), a direct, wholly owned subsidiary of HCA Holdings, Inc., entered into the Joinder Agreement and Amendment No. 1 (the “Joinder Agreement”) to the Credit Agreement, dated as of September 30, 2011 and amended and restated as of March 7, 2014 (the “ABL Agreement”), by and among HCA, the subsidiary borrowers party thereto, the lenders party thereto and Bank of America, N.A. as administrative agent and collateral agent.

The Joinder Agreement amends the ABL Agreement by increasing the revolving credit commitments thereunder by $750.0 million (the “Incremental Revolving Credit Commitment”) such that the aggregate revolving credit commitments under the ABL Agreement are increased from $2.500 billion to $3.250 billion. The Incremental Revolving Credit Commitment has identical terms as the existing revolving credit commitments under the ABL Agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Joinder Agreement, a copy of which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 4.1	Joinder Agreement and Amendment No. 1, dated as of October 30, 2014, to the Credit Agreement, dated as of September 30, 2011 and amended and restated as of March 7, 2014, by and among HCA Inc., the subsidiary borrowers party thereto, the lenders party thereto and Bank of America, N.A. as administrative agent and collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCA HOLDINGS, INC.

/s/ David G. Anderson
David G. Anderson Senior Vice President - Finance

Date: October 31, 2014

EXHIBIT INDEX

Exhibit 4.1	Joinder Agreement and Amendment No. 1, dated as of October 30, 2014, to the Credit Agreement, dated as of September 30, 2011 and amended and restated as of March 7, 2014, by and among HCA Inc., the subsidiary borrowers party thereto, the lenders party thereto and Bank of America, N.A. as administrative agent and collateral agent.